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                                                                       EXHIBIT 4

                              AMENDED AND RESTATED
                  1997 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

                             Dated October 11, 2000

1. PURPOSE OF THE PLAN

The purpose of this 1997 Non-Employee Director Compensation Plan, as amended and restated through the date hereof (the "PLAN"), of Southern Mineral Corporation, a Nevada corporation (the "COMPANY"), is to provide for the payment of Eligible Directors' (defined below) compensation in shares of the Company's common stock, par value $.01 per share ("COMMON STOCK"), in order to further align the interests of Eligible Directors with those of the Company's stockholders and thereby promote the Company's long-term prospects.

2. ADMINISTRATION

Subject to the terms of the Plan, the Company's Board of Directors (the "BOARD") shall have the power to interpret the Plan and supervise its administration. All decisions made by the Board pursuant to the Plan shall be made by a majority of its members.

3. STOCK RESERVED FOR THE PLAN

Subject to Section 10, the shares subject to the Plan shall consist of 1,000,000 (as adjusted for any subdivision or combination of the Common Stock, whether by reason of any dividend, split, recapitalization, reorganization, merger, consolidation, spinoff, combination or other similar change) authorized but unissued shares of Common Stock or previously issued shares reacquired and held by the Company, and such number of shares shall be and hereby is reserved for issuance pursuant to the Plan. Any of such shares which may remain unissued upon the Plan's termination shall cease to be reserved for purposes of the Plan.

4. STOCK GRANTS

Subject to Section 10, the Board (in its sole discretion) is hereby authorized to issue awards of Common Stock, options for Common Stock, stock appreciation rights or other securities and incentives to any Eligible Director (defined below) in such amounts, at such times and with such restrictions and limitations as it deems appropriate and in the best interest of the Company. "Eligible Director" means a director of the Company who is not an employee of the Company or any of its subsidiaries (as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended).

5. TRANSFER RESTRICTIONS

Until the expiration of six months and one day after the Grant Date, no Common Stock issued as part of the subject Stock Grant shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by will or by the laws of descent and distribution. Any attempted disposition in violation of this Section 5 shall be null and void.

6. SECURITIES MATTERS

(a) Notwithstanding any other provision of the Plan,

(i) the Company shall not be obligated to cause to be issued or delivered any certificate evidencing shares of Common Stock subject to a Stock Grant unless and until the Company is advised by its counsel that the issuance and delivery of such certificate is in compliance with all applicable laws and regulations promulgated by governmental authority and all requirements of any securities exchange or quotation system on which shares of Common Stock are then traded or quoted; and
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(ii) the Company shall be under no obligation to register, qualify or perfect an exemption from registration under federal or applicable state securities laws and regulations any shares of Common Stock issuable as a Stock Grant. The Board may require, as a condition to the issuance and delivery of certificates evidencing such shares of Common Stock, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board, in its sole discretion, deems necessary or desirable to comply with federal and applicable state securities laws and regulations.

(b)Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Securities Exchange Act of 1934, as amended. To the extent any provision of the Plan or action by the Board fails to so comply, such provision or action shall be deemed null and void to the extent permitted by applicable law and deemed advisable by the Board.

7. TAX MATTERS

Recipients of Stock Grants shall be responsible for all federal, state and local taxes attributable thereto. The Company shall provide recipients of Stock Grants a Form 1099 or comparable successor form with respect thereto.

8. AMENDMENT OF THE PLAN

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, provided, however, that the provisions of
Section 4 of the Plan (Stock Grants) may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

9. EFFECTIVE DATE AND TERM OF PLAN

The Plan, as amended and restated, shall become effective upon October 11, 2000. No Common Stock may be granted under the Plan after May 31, 2010.

10. CERTAIN LIMITATIONS

Without obtaining stockholder approval if (and to the extent) required by any stock exchange or market on which shares of the Company's stock are listed, the Company may not issue a number of shares of Common Stock (or options for a number of shares of Common Stock) under the Plan (a) which, in any one year, exceeds 5% of the outstanding Common Stock or (b) which, in any five year period, exceeds 10% of the outstanding Common Stock.

11. CERTAIN ADJUSTMENTS

The amount of any award granted under the Plan shall be adjusted as necessary (in the sole discretion of the Board) for any subdivision or combination of the Common Stock, whether by reason of any dividend, split, recapitalization, reorganization, merger, consolidation, spinoff, combination or other similar change.